Exhibit 99.1

American States Water Company Announces Earnings for the Third Quarter of 2015

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 3, 2015--American States Water Company (NYSE:AWR) today reported net income of $21.1 million, or basic and fully diluted earnings per share of $0.57 and $0.56, respectively, for the quarter ended September 30, 2015, as compared to net income of $21.2 million, or basic and fully diluted earnings per share of $0.54 for the quarter ended September 30, 2014.

Third Quarter 2015 Results

The table below sets forth a comparison of the third quarter diluted earnings per share by business segment, as reported:

	Three Months Ended
	9/30/2015	9/30/2014	CHANGE
Water	$0.43	$0.40	$0.03
Electric	0.01	0.01	—
Contracted services	0.12	0.12	—
AWR (parent)	—	0.01	(0.01)
Consolidated diluted earnings per share, as reported	$0.56	$0.54	$0.02

Water

For the three months ended September 30, 2015, diluted earnings from the water segment increased by $0.03 to $0.43 per share as compared to $0.40 per share for the same period in 2014. Excluding surcharges approved by the California Public Utilities Commission (“CPUC”) for the recovery of previously incurred costs, which have no impact on operating income, the following items impacted the comparability of the two periods:

  An increase in the water gross margin of $672,000, or $0.01 per share, due to CPUC-approved third-year rate increases and advice letter filings for the completion of certain capital projects not previously included in rates.
  Excluding supply costs, a decrease in operating expense of $1.3 million, or $0.02 per share, due primarily to lower administrative and general expenses, which declined by $1.4 million resulting mostly from lower legal and other outside service costs related to condemnation and other activities, as compared to the same period in 2014. However, GSWC expects to incur additional legal costs to defend two of its water systems from condemnation actions.
  A decrease in other income, net of other expenses of $534,000, or $0.01 per share, due to a decrease in interest income, as well as losses recorded on investments held for a retirement benefit plan resulting from market conditions during the third quarter of 2015.
  An increase in the effective income tax rate ("ETR"), decreasing earnings by $0.01 per share as compared to the same period in 2014. The increase in the ETR was due primarily to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.
  The cumulative impact of lower common shares outstanding resulting from the 2014 and 2015 stock repurchase programs, increasing water earnings by approximately $0.02 per share as compared to the third quarter of 2014.

Billed water consumption for the third quarter of 2015 decreased by approximately 24% as compared to the same period in 2014 due to water conservation by customers in response to the ongoing drought conditions in California. Mandatory water conservation and rationing have been implemented across all of the water systems at Golden State Water Company (“GSWC”) to help the communities it serves meet the state's reduction mandates; therefore, water consumption is expected to continue to be lower during the remainder of 2015 as compared to the same period last year. GSWC records the difference between what it bills its water customers and that which is authorized by the CPUC in the Water Revenue Adjustment Mechanism accounts, as regulatory assets for future recovery. Excluding surcharges, which again have no impact on operating income, GSWC's water gross margin generally approximates the authorized gross margin approved by the CPUC.

Electric

For the three months ended September 30, 2015 and 2014, diluted earnings from the electric segment were $0.01 per share. A decrease in depreciation expense resulting from lower depreciation composite rates approved by the CPUC also resulted in a lower revenue requirement, resulting in no significant impact to earnings.

Contracted Services

For the three months ended September 30, 2015 and 2014, diluted earnings from contracted services were $0.12 per share. There was an increase in monthly operations and maintenance (“O&M”) management fees as a result of successful resolutions of various price redeterminations received during the third quarter of 2015, increasing earnings by $0.01 per share. These price redeterminations also included a $0.02 per share increase in retroactive O&M management fees, as compared to the retroactive impact for the price redeterminations received in the same period of 2014. The increase in O&M management fees was offset mostly by an increase in operating expenses and a decrease in construction activity as compared to the same period in 2014. The lower construction activity as compared to the third quarter of 2014 was due largely to the completion of several large capital projects during 2014, which did not recur in 2015. However, during the third quarter of 2015, the U.S. government awarded American States Utility Services, Inc. approximately $50 million in new construction projects, the majority of which are expected to be completed during the next twelve months.

AWR (parent)

Diluted earnings from AWR (parent) decreased by $0.01 per share during the third quarter of 2015 as compared to the same period in 2014 due primarily to higher state income taxes.

Year-to-Date 2015 Results

Basic and fully diluted earnings per share were $1.29 for the year-to-date (“YTD”) September 30, 2015 as compared to basic and fully diluted earnings of $1.22 per share for the YTD September 30, 2014. The table below sets forth a comparison of the YTD diluted earnings per share by business segment, as reported:

	Year-to-Date
	9/30/2015	9/30/2014	Change
Water	$1.00	$0.94	$0.06
Electric	0.05	0.06	(0.01)
Contracted services	0.22	0.20	0.02
AWR (parent)	0.02	0.02	—
Consolidated diluted earnings per share, as reported	$1.29	$1.22	$0.07

Increase/
Reconciliation of Changes in YTD EPS from 2014 to 2015:	(Decrease)

Water Segment:
Water gross margin contribution due to rate increases (excluding surcharges*)	$0.03

Lower operating expenses	0.01

Higher effective tax rate (“ETR”)	(0.01)

Cumulative impact of lower common shares outstanding resulting from the 2014 and 2015 stock repurchase programs	0.03

Electric Segment:
Lower electric margin due to a change in the monthly revenue allocation and a higher ETR	(0.01)

Contracted Services Segment:
Increase in O&M management fees including the impact of increased retroactive amounts by $0.02 per share due to successful price redeterminations	0.04

Higher operating expenses	(0.03)

Lower construction activity, partially offset by favorable changes in cost estimates	(0.01)

Lower state income taxes	0.01

Cumulative impact of lower common shares outstanding resulting from the 2014 and 2015 stock repurchase programs	0.01

YTD 2015 EPS Increase	$0.07

*	Surcharges billed to customers for previously incurred costs are recorded as revenues with a corresponding increase in operating expenses. These surcharges have no impact to earnings and are excluded from the table above.

Acquisition

In October 2015, GSWC completed the acquisition of Rural Water Company (“Rural”). GSWC acquired the water assets of Rural, which serves approximately 960 customers near the City of Arroyo Grande in the county of San Luis Obispo, California. This water system is near GSWC’s other water systems in Coastal California which expands its footprint and takes advantage of economies of scale in an area where GSWC currently does business.

Dividends

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 61 years. On October 27, 2015, AWR's Board of Directors approved a fourth quarter dividend of $0.224 per share on AWR’s Common Shares. Dividends on the Common Shares will be payable on December 1, 2015 to shareholders of record at the close of business on November 16, 2015.

Non-GAAP Financial Measures

This press release includes a discussion on the water and electric gross margins for various periods, which are each computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call tomorrow, November 4, 2015 at 2:00 p.m. Eastern Time to discuss the financial results. Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will also be archived on our website and can be replayed beginning Wednesday, November 4, 2015 at 5:00 p.m. Eastern Time and will run through Wednesday, November 11, 2015.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	September 30,	December 31,
(in thousands)	2015	2014
	(Unaudited)
Assets
Utility Plant-Net	$1,032,119	$1,003,520
Goodwill	1,116	1,116
Other Property and Investments	18,301	17,536
Current Assets	135,463	209,451
Regulatory and Other Assets	175,165	146,675
Total Assets	$1,362,164	$1,378,298

Capitalization and Liabilities
Capitalization	795,573	832,599
Current Liabilities	123,976	99,290
Other Credits	442,615	446,409
Total Capitalization and Liabilities	$1,362,164	$1,378,298

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$97,273	$96,700	$256,358	$253,689
Electric	7,946	8,614	26,804	27,398
Contracted services	27,756	33,013	65,364	74,826
Total operating revenues	$132,975	$138,327	$348,526	$355,913

Operating Expenses
Water purchased	$18,127	$17,837	$46,833	$45,324
Power purchased for pumping	2,982	3,914	7,122	8,448
Groundwater production assessment	3,146	4,291	10,657	12,684
Power purchased for resale	2,299	2,383	7,364	7,070
Supply cost balancing accounts	4,824	3,179	8,453	3,891
Other operation	7,056	6,958	20,578	20,990
Administrative and general	19,272	20,142	59,270	59,733
Depreciation and amortization	10,512	10,549	31,596	31,604
Maintenance	4,393	4,390	12,075	12,206
Property and other taxes	4,326	4,359	12,662	12,649
ASUS construction	14,853	20,430	35,311	47,651
Total operating expenses	$91,790	$98,432	$251,921	$262,250

Operating income	$41,185	$39,895	$96,605	$93,663

Other Income and Expenses
Interest expense	(5,484)	(5,519)	(16,239)	(16,924)
Interest income	118	224	332	459
Other, net	(346)	47	4	443
Total other income and expenses	(5,712)	(5,248)	(15,903)	(16,022)

Income Before Income Tax Expense	$35,473	$34,647	$80,702	$77,641
Income tax expense	14,394	13,476	31,826	30,095
Net Income	$21,079	$21,171	$48,876	$47,546

Weighted average shares outstanding	37,063	38,704	37,653	38,744
Basic earnings per Common Share	$0.57	$0.54	$1.29	$1.22

Weighted average diluted shares	37,266	38,930	37,853	38,963
Fully diluted earnings per Common Share	$0.56	$0.54	$1.29	$1.22

Dividends Paid Per Common Share	$0.224	$0.213	$0.650	$0.618

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707